Pricing Supplement Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-133007 Dated February 28, 2008
Performance Tracking Securities Linked to
the HSBC Investable Climate Change Total Return Index
Strategic Alternatives to Indexing
HSBC USA Inc.
$1,557,000 Securities linked to the HSBC Investable Climate Change Total Return Index due February 28, 2013
Investment Description
These Performance Tracking Securities (the “securities”) linked to the HSBC Investable Climate Change Total Return Index are notes issued by HSBC USA Inc. The securities provide exposure to the positive and negative performance of the HSBC Investable Climate Change Total Return Index (the “index”), which tracks the performance of up to 50 liquid stocks with substantial revenue derived from climate change related activities as further described herein. The amount you receive at maturity or on an exchange date will be based on the percentage change of the index from its level on the trade date to its level on the relevant valuation date (the “index return”), subject to an upfront fee of 1.25% and an annual fee that accrues daily at a rate equal to 1.40% per annum. For each $10 security, you will receive at maturity, or upon an early exchange, the redemption amount equal to ($9.875 x index return) — annual fee (provided that in no event will the redemption about be less than zero). Investing in the securities involves significant risks. You may lose some up to 100% of your initial investment if the index declines or does not appreciate sufficiently to offset the upfront fee of 1.25% and the cumulative effect of the annual fee.

Features
•	Exposure to Climate Change-Related Industry: Investors can gain exposure to an index that tracks the performance of up to 50 companies engaged in reducing emissions, reacting to climate change or adapting to the effects of climate change. The securities may provide a cost-efficient alternative for investors as compared to independently investing in the companies comprising the index.

•	Annual Exchange Right: Investors have the right to exchange all or a portion of the securities each year for the redemption amount, as set forth under “Exchange Rights and Dates” on page 4.

•	No Principal Protection: The securities are not principal protected. Investors will lose some or all of their principal amount if the index does not appreciate sufficiently to offset the fees set forth herein.

•	No Current Income: There will be no interest payments on the securities during the term of the securities.
Key Dates

Trade Date	February 26, 2008
Settlement Date	February 29, 2008
Exchange Dates	February 27, 2009, February 26, 2010, February 28, 2011, and February 29, 2012
Valuation Dates	3 business days prior to each exchange date and the maturity date, subject to adjustment as described herein.
Final Valuation Date	February 25, 2013
Maturity Date	February 28, 2013

Security Offerings
We are offering Performance Tracking Securities Linked to the HSBC Investable Climate Change Total Return Index. The securities are not subject to a predetermined maximum gain. Any return or loss on the securities will be dependent upon the percentage change of the index from its level on the trade date to its level on the relevant valuation date. The securities are offered at a minimum investment of $1,000.

Underlying Index	Index Starting Level	Upfront Fee(1)	Annual Fee (2)(3)	CUSIP	ISIN

HSBC Investable Climate Change Total Return Index	251.88	1.25% of the principal amount	1.40% per annum	40428H656	US40428H6568

(1) The amount of your investment, which is referred to as the investment amount, equals the principal amount of your securities minus the upfront fee.

(2) The annual fee accrues daily and equals: (1.40%/365) x investment amount x index return.

(3) Of the 1.40% annual fee, 0.75% constitutes an annual commission to UBS Financial Services Inc., as agent, and 0.65% constitutes a structuring fee to HSBC USA Inc. If at any time during the term of the securities, the total commission per security (including the upfront fee of 1.25% and portion of the annual fee that constitutes an annual commission) exceeds 8.00% of the principal amount of each security, the 1.40% annual fee will be reduced to 0.65% and no further commissions will be paid to the agent. For a more detailed explanation of these commissions, please see “Supplemental Plan of Distribution” on page 14.
See “Additional Information about HSBC USA Inc. and the Notes” on page 2. The securities offered will have the terms specified in the accompanying base prospectus dated April 5, 2006, the accompanying prospectus supplement dated October 12, 2007, the prospectus addendum of December 12, 2007 and the terms set forth herein. See “Key Risks” on page 7 of this pricing supplement and the more detailed “Risk Factors” beginning on page S-3 of the accompanying prospectus supplement for risks related to the securities and the index. The securities do not guarantee any return of the principal amount of the securities. If the index does not appreciate sufficiently to offset the upfront fee of 1.25% and the annual fee that accrues daily at a rate of 1.40% per annum, investors will lose some or all of their principal investment
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying base prospectus, prospectus supplement and any other related prospectus supplements. Any representation to the contrary is a criminal offense. The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.
The securities will not be listed on any U.S. securities exchange or quotation system. See “Supplemental Plan of Distribution” on page 14 for distribution arrangement.

	Price to Public	Underwriting Discount	Proceeds to Us

Per Security	$10.00	$0.125	$9.875

Total

CALCULATION OF REGISTRATION FEE

	MAXIMUM AGGREGATE	AMOUNT OF
TITLE OF CLASS OF SECURITIES OFFERED	OFFERING PRICE	REGISTRATION FEE(1)
Performance Tracking Securities Linked to the HSBC Investable Climate Change Total Return Index	$1,557,000.00	$61.19

(1) Calculated in accordance with Rule 457(r) of the securities act of 1933, as amended.

Additional Information about HSBC USA Inc. and the Securities
This pricing supplement relates to one security offering linked to the index identified on the cover page. The index used in this pricing supplement is a reference asset defined in the prospectus supplement, and the securities being offered are notes for purposes of the prospectus supplement. The purchaser of a security will acquire a security linked to the index. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the security offering relates to the index identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the index or any stock or stocks comprising the index, or as to the suitability of an investment in the securities.
You should read this document together with the prospectus dated April 5, 2006 ,the prospectus supplement dated October 12, 2007 and the prospectus addendum dated December 12, 2007. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 7 of this pricing supplement and in “Risk Factors” beginning on page S-3 of the prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.
HSBC USA Inc. has filed a registration statement (including a prospectus, prospectus supplement, and prospectus addendum) with the U.S. Securities and Exchange Commission, or the SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement, and prospectus addendum in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, HSBC USA Inc. or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1-888-800-4722.
You may access these documents on the SEC web site at www.sec.gov as follows:
•	Prospectus supplement dated October 12, 2007:

www.sec.gov/Archives/edgar/data/83246/000114420407053900/v090138_424b2.htm

•	Prospectus addendum dated December 12, 2007:

www.sec.gov/Archives/edgar/data/83246/000114420407067025/v096997_424b2.htm

•	Prospectus dated April 5, 2006:

www.sec.gov/Archives/edgar/data/83246/000110465906022455/a05-22289_1s3asr.htm
As used herein, references to “HSBC”, “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated October 12, 2007, references to the “ prospectus addendum” mean the prospectus addendum of December 12, 2007, and references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated April 5, 2006.
Investor Suitability

The securities may be suitable for you if:
•	You seek an investment with exposure to the performance of an index that tracks the performance of up to 50 companies engaged in reducing emissions, reacting to climate change or adapting to the effects of climate change.

•	You believe the index level will increase during the term of the securities by an amount sufficient to offset the upfront fee payable on each security and the cumulative effect of the annual fee described herein.

•	You are willing to expose 100% of your invested principal in the securities to the full downside performance of the index.

•	You are willing to hold the securities to maturity or to an early exchange date and are aware that there may be little or no secondary market for the securities.

•	You do not seek current income from this investment.
The securities may not be suitable for you if:
•	You do not seek an investment with exposure to the performance of an index that tracks the performance of up to 50 companies engaged in reducing emissions, reacting to climate change or adapting to the effects of climate change.

•	You believe the index level will decline during the term of the securities or the index level will not increase by an amount sufficient to offset the upfront fee payable on each security and the cumulative effect of the annual fee described herein.

•	You are unable or unwilling to hold the securities to maturity or an early exchange date.

•	You seek an investment that is principal protected.

•	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments that have comparable maturities and are issued by us or issuers with comparable credit ratings.

•	You seek current income from this investment.

•	You seek an investment for which there is an active and liquid secondary market.

The suitability considerations identified above are not exhaustive. Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances.

Final Terms

Issuer	HSBC USA Inc. (Aa3/AA-)[1]
Principal Amount	$10 per security
Term	5 years
Index	The HSBC Investable Climate Change Total Return Index (Bloomberg Ticker: HSCCIT <index>)
Upfront Fee	1.25% of the principal amount
Investment Amount	$9.875 per security (equal to the principal amount minus the upfront fee).

Redemption Amount (per $10 security)	At maturity, or upon early exchange, investors will receive a payment equal to the investment amount multiplied by the index return, less the annual fee:

(9.875 x index return) — annual fee,

provided that in no event will the redemption amount be less than zero. Investors will lose some or all of their investment if the index return is negative or if the index does not appreciate sufficiently to offset the upfront fee and the cumulative effect of the annual fee.
Index Return	index ending level

index starting level
Index Starting Level	251.88, representing the closing level of the index on the trade date as determined by the calculation agent.
Index Ending Level	The closing level of the index on the applicable scheduled trading day. For purposes of calculating the redemption amount, the applicable scheduled trading day will be the corresponding valuation date. For purposes of calculating the annual fee on any day, the applicable scheduled trading day will be such day or, if such day is not a scheduled trading day, the immediately preceding scheduled trading day.
Closing Level	The closing level on any scheduled trading day will be determined by the calculation agent based on the closing level of the index determined by the reference sponsor.
Annual Fee	Accrues on a daily basis in an amount equal to (1.40%/365) x investment amount x index return
Exchange Right	You may exchange your securities on any exchange date for the redemption amount, determined on the applicable valuation date, by instructing your broker or other person through whom you hold your securities. Confirmation of your instructions must be received no later than 12:00 p.m. (New York City time) on the 10th business day prior to the applicable exchange date. See “Exchange Right and Dates” on page 4.
Scheduled Trading Day	Any day on which all of the relevant exchanges and related exchanges are scheduled to be open for trading for each security then included in the index.
CUSIP / ISIN	40428H 656 / US40428H6568
Determining the Redemption Amount

On the trade date, the closing level of the index

On the relevant valuation date, the closing level of the index. You will receive at maturity, or upon an early exchange, the redemption amount equal to

($9.875 x index return) — annual fee,

provided that in no event will the redemption amount be less than zero.

You will lose some or all of your principal amount if the index return is negative or if the index does not appreciate sufficiently to offset the upfront fee and the cumulative effect of the annual fee.

[1]	HSBC USA Inc. is rated Aa3 by Moody’s and AA- by Standard & Poor’s. A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The securities themselves have not been independently rated. Each rating should be evaluated independently of any other rating. However, because the return on the securities is dependent upon factors in addition to our ability to pay our obligations under the securities, such as the trading level of the index, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the securities.

Exchange Right and Dates
You will have the right to exchange your securities on each exchange date for a cash payment equal to the redemption amount determined on the applicable valuation date, which will be the third business day before such exchange date.
In order to effect this exchange and receive the cash payment, we must receive confirmation by no later than 12:00 p.m. (New York City time) on the 10th business day prior to the applicable exchange date, that your broker or other person through whom you hold your securities has received instructions from you to transfer your book-entry interest in the securities to the depositary for the benefit of our account at or prior to 10:00 a.m. (New York City time) on the applicable exchange date.
Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If confirmation of your instructions to your broker or other person through whom you hold your securities is received after 12:00 p.m. (New York City time) on the 10th business day prior to the applicable exchange date, your notice will not be effective, you will not be able to exchange your securities until the following exchange date and you will need to complete all the required steps if you should wish to exchange your securities on any subsequent exchange date.
Since the securities will be held only in book-entry form, only DTC may exercise the exchange right with respect to the securities. Accordingly, beneficial owners of securities that desire to have all or any portion of their securities exchanged must instruct the DTC participant through which they own their interest to direct DTC to exercise the exchange right on their behalf. All instructions given to participants from beneficial owners of securities relating to the right to exchange their securities will be irrevocable. In addition, at the time instructions are given in order to effect this exchange and receive the redemption amount, each beneficial owner must direct the participant through which it owns its interest to transfer its book-entry interest in the related securities, on DTC’s records, to the depositary on our behalf.
The exchange dates are currently expected to be each of on February 27, 2009, February 26, 2010, February 28, 2011, and February 29, 2012, respectively, unless any such day is not a business day, in which case the applicable exchange date will be the next following business day. If the third business day before the applicable exchange date does not qualify as the applicable valuation date as determined in accordance with “Market Disruption Event” in this pricing supplement, then the applicable exchange date will be the third business day after the postponed valuation date. The calculation agent may postpone the applicable valuation date—and therefore the applicable exchange date—if a market disruption event occurs or is continuing on a day that would otherwise be the applicable valuation date. We describe market disruption events under “Market Disruption Event” in this pricing supplement.

Certain U.S. Federal Income Tax Considerations
You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. In the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the securities. This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.
Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities, other characterizations and treatments are possible and the timing and character of income in respect of the securities might differ from the treatment described above. For example, the securities could be treated as debt instruments that are “contingent payment debt instruments” for federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement.
There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities. Under one reasonable approach, the securities should be treated as pre-paid forward or other executory contracts with respect to the index. We intend to treat the securities consistent with this approach and pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts.
It is also possible that the timing and character of U.S. holders’ income, gain, loss, and deduction in respect of the securities could differ from the treatment described above. For example, a U.S. holder may recognize gain (and possibly short term capital gain), if any, upon a rebalancing of the index or upon the disposition by us of assets that we hold as a hedge to our exposure on the securities. To the extent a U.S. holder recognizes gain upon a rebalancing of the index or upon the disposition by us of assets that we hold as a hedge to our exposure on the securities within a year of the date of disposition of the security, the U.S. holder may recognize short-term capital gain upon a disposition of the security in lieu of any long-term capital gain that the U.S. holder would otherwise have recognized.
If one or more of the entities included in the index are treated as a REIT, partnership or trust, or PFIC for U.S. federal income tax purposes, or otherwise as a “pass-thru entity” for purposes of section 1260 of the Internal Revenue Code (the “Code”), it is possible that the securities will be subject to the “constructive ownership” rules of section 1260 of the Code. If so, the portion of any gain that relates to a pass-thru entity that would otherwise be treated as long-term capital gain recognized on the sale, exchange, maturity, or other taxable disposition of the securities could be treated as ordinary income and subject to an interest charge.
Recently, the Internal Revenue Service (“IRS”) and the Treasury Department issued Notice 2008-2 under which they requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (such as a note that we intend (and you agree) to treat as a forward or other executory contract, or as a put and a deposit, for U.S. federal income tax purposes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a security is required to accrue income in respect of the note prior to the receipt of payments under the security or its earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a security as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the security could be subject to U.S. withholding tax in respect of a security. It is unclear whether any regulations or other guidance would apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the securities.
PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

Hypothetical Examples of the Securities at Maturity or upon Early Exchange
The following examples demonstrate the performance of the securities under hypothetical circumstances. They do not purport to be representative of every possible scenario concerning increases or decreases in the index ending level on any scheduled trading day. We cannot predict the level of the index on a valuation date. You should not take these examples as an indication or assurance of the expected performance of the index over the term of the securities. At maturity (or upon an early exchange), investors will receive a payment equal to (the investment amount multiplied by the index performance as of the relevant valuation date), less the annual fee. The following examples illustrate a hypothetical redemption amount payable at maturity or upon an early exchange per $10.00 security for a hypothetical range of index ending levels and assume an upfront fee of 1.25% and an index starting level as of the trade date 251.88. The figures in these examples have been rounded for ease of analysis.
As evidenced in the examples below, the upfront fee and cumulative annual fee will decrease the redemption amount payable at maturity or upon an early exchange. Accordingly, the value of the index must appreciate by an amount sufficient to offset the cumulative effect of these fees in order for you to receive at least your originally invested principal amount at maturity or upon early exchange. If the value of the index decreases or does not appreciate by at least the amount of the fees, you will receive less than the principal amount of your investment at maturity or upon an early exchange.
Example 1: The index closes at 425.73 on the final valuation date, a 69.02% increase from the index starting level of 251.88.

Year	Index Ending Level (1)	Change in Index Level (2)	Cumulative Annual Fee (3)	Redemption Amount(4)

0	251.88	N/A	N/A	N/A

1	297.26	18.02%	$0.15	$11.50

2	350.92	39.32%	$0.33	$13.42

3	333.63	32.46%	$0.52	$12.15

4	457.81	81.76%	$0.74	$17.21

5	425.73	69.02%	$0.86	$15.83

		Annualized Index Return at Maturity		11.07%

		Annualized Return on the Securities at maturity (including fees)		9.62%

		Total Return on the Securities at maturity (including fees)		58.30%

A 69.02% increase in the level of the index results in a redemption amount of $15.83 (per $10.00 security), a 58.30% return on the securities.
Example 2: The Index closes at 220.97 on the final valuation date, a 12.27% decrease from the index starting level of 251.88.

Year	Index Ending Level (1)	Change in Index Level (2)	Cumulative Annual Fee (3)	Redemption Amount(4)

0	251.88	N/A	N/A	N/A

1	275.89	9.53%	$0.14	$10.68

2	235.12	-6.65%	$0.28	$8.94

3	226.69	-10.00%	$0.41	$8.48

4	255.35	1.38%	$0.54	$9.47

5	220.97	-12.27%	$0.67	$7.99

		Annualized Index Return at maturity		-2.58%

		Annualized Return on the Securities at maturity (including fees)		-4.39%

		Total Return on the Securities at maturity (including fees)		-20.10%

A 12.27% decline in the level of the index results in a redemption amount of $7.99 (per $10.00 security), a -20.10% return on the securities.

Example 3: The index closes at 260.29 on the final valuation date, a 3.34% increase from the index starting level of 251.88.

Year	Index Ending Level (1)	Change in Index Level (2)	Cumulative Annual Fee (3)	Redemption Amount(4)

0	251.88	N/A	N/A	N/A

1	227.32	-9.75%	$0.13	$8.78

2	261.75	3.92%	$0.26	$10.00

3	283.57	12.58%	$0.41	$10.70

4	317.07	25.88%	$0.57	$11.85

5	260.29	3.34%	$0.73	$9.47

		Annualized Index Return at maturity		0.66%

		Annualized Return on the Securities at maturity (including fees)		-1.09%

		Total Return on the Securities at maturity (including fees)		-5.34%

A 3.34% increase in the level of the index results in a redemption amount $9.47 (per $10.00 security ), a -5.34% return on the securities

(1)	The index starting level is set at 251.88 the closing level of the index on the trade date.

(2)	“Change in Index Level” is the percentage change in the level of the index for that year, measured from the index starting level relative to the index ending level.

(3)	“Cumulative Annual Fee” represents the amount of the accrued annual fee. The annual fee accrues daily in an amount equal to (1.40%/365) x investment amount x index return. Of the 1.40% annual fee, 0.75% constitutes an annual commission to UBS Financial Services Inc., as agent, and 0.65% constitutes a structuring fee to HSBC USA Inc. If at any time during the term of the securities, the total commission per security (including the upfront fee of 1.25% and portion of the annual fee that constitutes an annual commission) exceeds 8.00% of the principal amount of each security, the 1.40% annual fee will be reduced to 0.65% and no further commissions will be paid to the agent. For purposes of these examples, we have used a hypothetical average index level for each period in calculating the annual fee. The actual fee will be determined based on the actual index return on each day of the relevant period. The annual fee may be higher or lower than the hypothetical annual fee set forth in these examples.

(4)	“Redemption Amount” represents the amount payable on the exchange date for that year (or on the maturity date in Year 5 if not previously exchanged).
Key Risks
An investment in the securities involves significant risks. Some of the risks that apply to the securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” section of the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.
•	The Securities are Not Principal Protected and You May Lose Up to the Full Amount of Your Initial Investment: The securities are not principal protected. The securities differ from ordinary debt securities in that we will not pay you 100% of your principal amount if the index return is negative or if the index does not appreciate sufficiently to offset the fees described herein. You will lose some or all of your principal amount if the index return is negative or if the index does not appreciate sufficiently to offset the upfront fee of 1.25% and the cumulative effect of the annual fee.

•	Cumulative Effect of Fees — To receive your full principal amount at maturity or upon early exchange, the Index must have appreciated sufficiently by the applicable valuation date to offset the upfront fee, which results in an investment amount of $9.875, which is 1.25% below the initial public offering price and principal amount of the security, and the annual fee, which accrues daily by an amount equal to 1.40%/365 multiplied by the investment amount and the index performance and is deducted on the exchange date or maturity date, as applicable. A higher index performance value will increase the annual fee, while a lower index performance value will decrease the annual fee. We cannot assure you that the index will appreciate sufficiently to offset these fees. As a result, you may lose some or all of your principal.

•	Lack of Liquidity — The securities will not be listed on any securities exchange or quotation system. We intend to offer to purchase the securities in the secondary market but are not required to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which we are willing to buy the securities.

•	Restrictions on Your Ability to Redeem the Securities — You may only redeem your securities on an exchange date if we receive confirmation of your redemption instructions to your broker no later than 12:00 p.m. (New York City time) on the 10th business day prior to the applicable exchange date.

•	Uncertain Tax Treatment — You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. In the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the securities. There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain, as to both the timing and character of any inclusion in income in respect of the securities. Under one reasonable approach, the securities should be treated as pre-paid forward or other executory contracts with respect to the index. We intend to treat the securities consistent with this approach and pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement and the prospectus addendum of December 12, 2007 for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts. However, it is also possible that the timing and character of U.S. holders’ income, gain, loss, and deduction in respect of the securities could differ from the treatment described above. For example, a U.S. holder may recognize gain (and possibly short term capital gain), if any, upon a rebalancing of the index or upon the disposition by us of assets that we hold as a hedge to our exposure on the securities. To the extent a U.S. holder recognizes gain upon a rebalancing of the index or upon the disposition by us of assets that we hold as a hedge to our exposure on the securities within a year of the date of disposition of the security, the U.S. holder may recognize short-term capital gain upon a disposition of the security in lieu of any long-term capital gain that the U.S. holder would otherwise have recognized. Certain of the entities included in the indices could be treated as a “real estate investment trust” (“REIT”), partnership, trust, or “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes, or otherwise as a “pass-thru entity” for purposes of section 1260 of the Code, in which case it is possible that the securities will be subject to the “constructive ownership” rules of section 1260 of the Code. If so, the portion of any gain that relates to a pass-thru entity that would otherwise be treated as long-term capital gain recognized on the sale, exchange, maturity, or other taxable disposition of the securities could be treated as ordinary income and subject to an interest charge. Because of the uncertainty regarding the tax treatment of the securities, we urge you to consult your tax advisor as to the tax consequences of your investment in a security. For a more complete discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Certain U.S. Federal Income Tax Considerations.”

•	The Index is a Proprietary Index of HSBC Bank plc, an Affiliate of Ours, and Conflicts of Interest May Arise from our Affiliated Relationship with HSBC Bank plc — The index is the exclusive property of HSBC Bank plc, which is one of our affiliates. The index is calculated by HSBC Bank plc based on methodologies developed by HSBC Bank plc. HSBC Bank plc may, although it does not currently contemplate to, among other things, change the methods or policies relating to the calculation of the index at any time. You should be aware that if HSBC Bank plc changes the methods or policies relating to the index, it may do so without taking your interests into consideration. The policies and judgments for which HSBC Bank plc is responsible concerning the calculation and maintenance of the index; additions, deletions, substitutions and weightings of the component stocks and the manner in which certain changes affecting such component stocks are taken into account may affect the value of the index and, consequently, the trading value of the securities as well as the payment we may make to you at maturity. The inclusion of a component stock in the index is not an investment recommendation by HSBC or any of its affiliates, including HSBC Bank plc. HSBC Bank plc is under no obligation to consider your interests as a holder of the securities and will not do so. Any actions or judgments by HSBC Bank plc could adversely affect the trading value of the securities and the payment we will pay to you at maturity.

•	We are not responsible for HSBC Bank plc’s calculation of or public disclosure of information about the index. — Even though HSBC Bank plc is one of our affiliates, we have no ability to control or predict HSBC Bank plc’s actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the index. HSBC Bank plc is not involved in the offer of the securities in any way and has no obligation to consider your interest as an owner of the securities in taking any actions that might affect the market value of your securities. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the index contained in this pricing supplement. You, as an investor in the securities, should make your own investigation into the index and HSBC Bank plc. We and our affiliates do not guarantee and assume no potential liability for the adequacy or accuracy of the calculation or publication of the index.

•	We Cannot Control Actions by the Companies whose Securities are Included in the Index — We and/or our affiliates may currently, or in the future, engage in business with companies underlying the index. Actions by any company whose security is part of the index may have an adverse effect on the price of the company’s securities, the level of the index, and the trading value of the securities. No such company is involved in this offering or has any obligations with respect to the securities, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of this offering and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the securities to be issued. These companies are not involved with the administration, marketing or trading of the securities and have no obligations with respect to the amount to be paid to you on the maturity date. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of any publicly available information about any of the securities of the companies underlying the index. You should make your own investigation into the companies underlying the index.

•	Industry Concentration Relating to the Index — All of the stocks underlying the index are shares of companies (both domestic and foreign) whose primary lines of business are directly associated with reducing emissions, reacting to climate change or adapting to the effects of climate change. As a result, an investment in the securities will be concentrated in just these limited number of climate change-related sectors of the industry. Although an investment in the securities will not give noteholders any ownership or other direct interests in the stocks underlying the index, the return on an investment in the securities will be subject to certain risks similar to those associated with direct equity investments in the global climate change-related industry.

•	The Index is Not Necessarily Representative of the Global Climate Change Related Industry — While the stocks comprising the index are common stocks of companies generally considered to be involved in several sectors in the global climate change-related industry, the stocks underlying the index and the index itself may not necessarily follow the price movements of the entire global climate change-related industry generally, which is comprised of far more than the 50 securities represented by the index, or of such sectors of such industry that the index attempts to represent. If the stocks underlying the index decline in value, the index will decline in value even if common stock prices in the global climate change-related industry and/or those sectors of such industry that the index tracks generally increase in value.

•	Additional Potential Conflict of Interest — HSBC and its affiliates may engage in business with the issuers of the stocks underlying the index, which may present a conflict between the obligations of HSBC and you, as a holder of the securities. Moreover, because the calculation agent could be us or one of our affiliates, the calculation agent may have economic interests that are adverse to the interests of security holders. The calculation agent, which may be us or one of our affiliates, will determine the index ending level and payment at maturity or upon an early exchange based on the observed level of the index on the relevant valuation date. The calculation agent can also postpone the determination of the index ending level or any valuation date if a market disruption event occurs and is continuing on that valuation date. See “Market Disruption Event” on page 9 of this pricing supplement and “Risk Factors” beginning on page S-3 of the accompanying prospectus for more information about market disruption events.

•	Potentially Inconsistent Research, Opinions or Recommendations by HSBC — HSBC and its affiliates may publish research, express opinions or provide recommendations relating to stocks underlying the index, issuers of stocks underlying the index or the index itself, that are inconsistent with investing in or holding any offering of the securities. Any such research, opinions or recommendations could negatively affect the value of the index or the stocks included in the index, and therefore, the market value of the securities.

•	Credit of Issuer — An investment in the securities is subject to the credit risk of HSBC, and the actual and perceived creditworthiness of HSBC, which may change at any time and may affect the market value of the securities.

•	No Interest or Dividend Payments or Voting Rights: As a holder of the securities, you will not receive interest payments, and you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of stocks included in the index would have. However, because the index is a total return index, the level of the index is calculated under the assumption that all net dividends and distributions are reinvested into the index.

•	An Investment in the Securities is Subject to Risks Associated with Foreign Securities Market. — Because certain stocks underlying the index may be issued by companies publicly traded in countries other than the United States and may be denominated in currencies other than U.S. dollars, an investment in the securities involve particular risks. For example, foreign securities markets may be more volatile than the United States securities markets, and market developments may affect these markets differently from the United States. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning certain stocks underlying the index may vary from the reporting requirements imposed by United States regulators. Although many of the component stocks in the reference assets are listed or traded on foreign securities markets which constitute “designated offshore securities markets” under Regulation S, certain of the component stocks in the reference asset are primarily traded on foreign securities markets which have not been approved by U.S. securities regulatory agencies or U.S. exchanges. In addition, regardless of their status as designated offshore securities markets, certain stocks underlying the index may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies. Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•	Currency Risks — The index is calculated by using the trading prices, expressed in U.S. dollars, of the component stocks of the index. Thus, the prices of foreign component stocks in the index are as converted into U.S. dollars, and currency exposures are not hedged. As a result, the index is exposed to currency exchange rate fluctuations between the U.S. dollars and the local currencies to the extent that certain component stocks of the index are denominated in currencies other than the U.S. dollar. Because the trading prices of certain component stocks denominated in non-U.S. dollar local currencies are converted into the U.S. dollar for purposes of calculating the value of the index, investors in the securities will be exposed to currency exchange rate risk between the U.S. dollar and the non-U.S. dollar local currencies in which certain component stocks trade. Exposure to currency changes will depend on the extent to which such non-U.S. dollar local currencies strengthen or weaken against the U.S. dollar and the relative weight of the component stocks denominated in such local currencies in the index. The devaluation of the U.S. dollar against these non-U.S. dollar local currencies will result in an increase in the value of the index, in the absence of other factors affecting the value of the index. Conversely, if the U.S. dollar strengthens against these currencies, the value of the index will be adversely affected and may reduce or completely eliminate any return on your investment. Fluctuations in currency exchange rates can have a continuing impact on the value of the index, and any negative currency impact on the index may significantly decrease the trading value of your securities and the payment we will pay to you at maturity.
Market Disruption Event
If a valuation date is not a scheduled trading day, then that valuation date will be the next scheduled trading day. If a market disruption event (as defined below) exists on a valuation date, then that valuation date will be the next scheduled trading day for which there is no market disruption event. If a market disruption event exists on eight consecutive scheduled trading days, then that eighth scheduled trading day will be the valuation date, and the calculation agent will determine the index closing level on that date in good faith and in its sole discretion. If the final valuation date is postponed, then the maturity date will also be postponed until the third business day following the postponed final valuation date.
“Market disruption event” for the index means any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which we determine is material:
(a) The occurrence or existence of a condition specified below at any time:
     (i) Any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, (A) relating to any constituent included in the index or (B) in futures or options contracts relating to the index on any related exchange; or
     (ii) Any event (other than any event described in (b) below) that disrupts or impairs the ability of market participants in general (A) to effect transactions in, or obtain market values for any constituents included in the index or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the index on any relevant related exchange; or
(b) The closure on any scheduled trading day of any relevant exchange relating to any constituents included in the index or any related exchange prior to its scheduled closing time (unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the exchange and (ii) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day).
“Related exchange” means each exchange or quotation system on which futures or options contracts relating to the index are traded, or any successor or temporary substitute for such exchange or quotation system (provided we have determined, for a substitute exchange or quotation system, that liquidity on such substitute is comparable to liquidity on the original related exchange).
“Relevant exchange” means any exchange on which securities then included in the index trade.
“Scheduled closing time” means the scheduled weekday closing time of the relevant exchange or related exchange, without regard to after hours or any other trading outside of the regular trading session hours.
“Scheduled trading day” means any day on which all of the relevant exchanges and related exchanges are scheduled to be open for trading for each security then included in the index.
INDEX INFORMATION
The HSBC Investable Climate Change Total Return Index (the “index”)
We have derived all information relating to the index, including, without limitation, its make-up, method of calculation and changes in its components, solely from the reference sponsor, and such information is not publicly available. Such information reflects the policies of and is subject to change by HSBC Bank plc. HSBC Bank plc is under no obligation to continue to publish, and may discontinue or suspend the publication of the index at any time. We do not assume any responsibility for the accuracy or completeness of any information relating to the index. You should make your own investigation into the index.
HSBC Bank plc publishes the index.
The index is a custom stock index modeled and calculated by HSBC Bank plc, which is an affiliate of and under common control with HSBC USA Inc. The index is calculated, published and disseminated daily through numerous data vendors, including Reuters and on Bloomberg Financial Markets (page HSCCIT). The index consists of up to 50 stocks whose issuers are included in the HSBC Global Climate Change Benchmark Index and meet the following criteria:
i.	derive more than 50% of reported total revenue from one of the “climate change related activities”, as defined below,

ii.	have a market capitalization which is twice that of the minimum market capitalization threshold of the HSBC Global Climate Change Benchmark Index. As of December 14, 2007, that represents a market capitalization threshold for the index of $1 billion, and

iii.	have a six-month average daily trading volume (presently taken from the primary exchange in each market) of at least 0.5% of such minimum market capitalization threshold.
For the purposes of both the index and the HSBC Global Climate Change Benchmark Index, “climate change related activities” included 19 distinct industry sectors as of December 14, 2007: solar; wind; geothermal/hydro; gas; biofuels; nuclear; integrated power; diversified renewables; agrochemicals; carbon trading; investment companies (investment funds or other investment vehicles whose investment strategy states an emphasis on one of the other 18 sectors); fuel efficiency autos (including companies involved in the mining or processing of platinum, which is used in certain technologies which aim to improve fuel efficiency); energy efficient solutions; building insulation; fuel cells; power storage; water; waste and pollution control.
As of December 14, 2007, of the nineteen industry sectors currently included in the HSBC Global Climate Change Benchmark Index, eleven industry sectors are currently represented in the index. The graph below illustrates (i) the portion of the index that each industry sector represents and (ii) the regional weightings of the stocks included in each such industry sector (based on the primary country in which such stocks are listed), as of December 14, 2007. The regional weightings are divided among 4 geographic regions based on the country in which such constituent stock is primarily listed: Asia Pacific, Europe, Latin America, and North America.
Although the index currently consists of stocks from several different countries, the criteria governing the composition of both the HSBC Global Climate Change Benchmark Index and the index do not require any regional diversification. In addition, the HSBC Global Climate Change Benchmark Index and the index are not required to include stocks from more than one country in the future, and due to recent regulatory changes in India prohibiting certain investments by foreign institutional investors, stocks from India are currently excluded from the index. Furthermore, the reference sponsor created the sector and regional categories and determined which stocks are attributable to each such category. Therefore, for categorization purposes only, some stocks have been placed in categories which may not directly correspond to the geographic location or sector of such stocks.

The addition or deletion of sectors will be determined as part of the quarterly revision of the index. Additions or deletions of sectors may result from a number of criteria, including the increase or decrease in size of a particular climate change related industry due to technological advances or a failure to achieve technological viability, the price of various energy sources, the development of new industries or technologies that purport to be climate change related, and market or industry events such as mergers, consolidation or legal or regulatory changes. The issuer of a stock must state in its financial reports or other public or verified statements that the specified threshold amount of its revenues are derived from one of these sectors in order for it to qualify for inclusion in either the index or the HSBC Global Climate Change Benchmark Index. These sectors have been grouped into four broader categories of:
•	Low Carbon Energy Production,

•	Energy Efficiency & Energy Management,

•	Water, Waste & Pollution Control, and

•	Financials.
The HSBC Global Climate Change Benchmark Index, from which the index is derived, is drawn from the HSBC Quantitative Techniques Database (“QT”), which contains the listing of all quoted companies, trading globally, with a market capitalization of over $10 million. In order to qualify for the HSBC Global Climate Change Benchmark Index, a stock must (i) derive at least 10% of its annual reported revenues from climate change related activities, (ii) have a minimum market capitalization based on the 95th percentile of securities of QT (which as of December 14, 2007 represented a market capitalization threshold of $500 million), and (iii) have a six-month average daily trading volume of at least 0.02% of its market capitalization.
Prices of the component stocks used to calculate the index and the HSBC Global Climate Change Benchmark Index are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the primary stock exchange in each market. Dividends paid by component stock issuers are assumed to be reinvested in such issuer’s stock. Dividend payments and closing prices are converted into U.S. dollars using the closing exchange rates calculated by Global Treasury Information Services (GTIS) 4:00 p.m. (UK time) rates as provided to HSBC by Interactive Data Corporation. The index and the HSBC Global Climate Change Benchmark Index were launched on September 24, 2007. On such launch date the HSBC Global Climate Change Benchmark Index had a value of 228.64 and the index had a value of 254.62, with an initial value of 100 for each index as of December 31st 2003. The index is weighted by market capitalization.
Because there are a number of large diversified companies whose activities include climate change related activities, an “exposure factor” is assigned to companies included in the HSBC Global Climate Change Benchmark Index based on the percentage of revenues associated with climate change related activities. This exposure factor is assigned based on analysis of publicly available information, an external source specializing in renewable energy, low carbon technology and the carbon markets and other statements by the companies in question. No such exposure factor applies to the index due to its requirement that its component issuers derive over 50% of revenues from climate change related activities. The exposure factors assigned are based on revenues associated with climate change related activities as follows:

Climate Change Exposure Factors
Revenues Associated with Climate Change	Exposure factor

10% < Revenues < 25%	0.25
25% < Revenues < 50%	0.50
Revenues > 50%	1.00
The top 10 components of the index as of December 14, 2007, which represented 56.45% of the index, are as follows:

			Sub-Sector
Stock	Ticker	Country	Description	Weightings (%)

Veolia Environnement	VIE.PA	France	Water	10.8
Anglo Platinum	AMSJ.J	South Africa	Fuel Efficiency Autos	10.5
Impala Platinum	IMPJ.J	South Africa	Fuel Efficiency Autos	6.6
EDP Energias Port	EDPP.IN	Portugal	Integrated Power	6.3
Waste Management	UW.N	USA	Waste	5.5
Vestas Wind System	VWS.CO	Denmark	Wind	4.7
Cameco	CCO.TO	Canada	Nuclear	3.3
Renewable Energy	REC.OL	Norway	Solar	3.1
Q-Cells AG	QCE.XE	Germany	Solar	2.9
British Energy	BGY.L	UK	Nuclear	2.9
Annual and Quarterly Index Reviews.
Each year, the HSBC Global Climate Change Benchmark Index completes an annual index review and three quarterly index reviews of the composition of component stocks in the HSBC Global Climate Change Benchmark Index and any changes to the HSBC Global Climate Change Benchmark Index take effect as of the close of the third Friday in March, June, September, and December.
Because the component stocks of the index are selected only from the HSBC Global Climate Change Benchmark Index, the index reflects the relevant changes in the composition of the HSBC Global Climate Change Benchmark Index. A stock removed from the HSBC Global Climate Change Benchmark Index is also removed from the index on the same day that the stock is removed from the HSBC Global Climate Change Index. Subject to the maximum number of 50 stocks for the index, if a stock is removed from that index and another stock remains in the HSBC Global Climate Change Benchmark Index which meets the criteria for inclusion in the index, such other stock would be added to the index at such time.
Ongoing Event-Related Changes to the Index
In addition to the annual and quarterly index reviews, HSBC Bank plc reviews and updates the composition of the HSBC Global Climate Change Benchmark Index to take into account certain corporate events, such as mergers and acquisitions. The same changes implemented in the HSBC Global Climate Change Benchmark Index are reflected in the index at the time of such event through price adjustments of the affected stocks or otherwise, and all changes to the HSBC Global Climate Change Benchmark Index resulting from corporate events are announced prior to their implementation, provided that all necessary information on the event is available.
Disclaimer from HSBC Bank plc
THE SECURITIES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY HSBC BANK PLC. (“HSBC PLC”), ANY AFFILIATE OF PLC SAVE THE ISSUER, OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING THE HSBC INVESTABLE CLIMATE CHANGE TOTAL RETURN INDEX OR ANY OTHER HSBC CLIMATE CHANGE INDEX (COLLECTIVELY, THE “HSBC PLC PARTIES”). THE HSBC CLIMATE CHANGE INDICES ARE THE EXCLUSIVE PROPERTY OF HSBC PLC. NONE OF THE HSBC PLC PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE SECURITIES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THE SECURITIES PARTICULARLY OR THE ABILITY OF ANY HSBC CLIMATE CHANGE INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. NONE OF THE HSBC PLC PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THE SECURITIES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE SECURITIES.
ALTHOUGH HSBC PLC SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE HSBC CLIMATE CHANGE INDICES FROM SOURCES WHICH HSBC PLC CONSIDERS RELIABLE, NONE OF THE HSBC PLC PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY HSBC CLIMATE CHANGE INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE HSBC PLC PARTIES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY HSBC CLIMATE CHANGE INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE HSBC PLC PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND EACH HSBC PLC PARTY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH

RESPECT TO ANY HSBC CLIMATE CHANGE INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ANY HSBC PLC PARTY HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
NO PURCHASER, SELLER OR HOLDER OF INTERESTS IN THIS INVESTMENT PRODUCT, OR ANY OTHER PERSON OR ENTITY, MAY USE OR REFER TO ANY HSBC TRADE NAME, TRADEMARK OR SERVICE MARK TO SPONSOR, ENDORSE, MARKET OR PROMOTE THIS INVESTMENT PRODUCT OR USE ANY HSBC INDEX WITHOUT FIRST CONTACTING HSBC BANK PLC TO DETERMINE WHETHER HSBC BANK PLC’S PERMISSION IS REQUIRED.
The foregoing disclaimers and limitations of liability in no way modify or limit any disclaimers or limitations of liability, or any representations or warranties, made elsewhere in this document to prospective or actual purchasers or of investors in this product.
The graphs below illustrate the performance of the index from 12/31/2003 to 2/26/08 as reported on Bloomberg L.P. The historical levels of the index should not be taken as an indication of future performance.
The index closing level on February 26, 2008 (the trade date) was 251.88.

Discontinuance or Modification of the Index
If the reference sponsor discontinues publication of or otherwise fails to publish the index on any day on which the index is scheduled to be published and the reference sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the discontinued index (the comparable index, the “successor index”), then that successor index will be deemed to be the index for all purposes relating to the securities, including for purposes of determining whether a market disruption event exists. Upon any selection by the calculation agent of a successor index, the calculation agent will furnish written notice to us and the holders of the securities.
If the index is discontinued or if the reference sponsor fails to publish the index and the calculation agent determines that no successor index is available at that time, then the calculation agent will determine the index ending level using the same general methodology previously used by the reference sponsor. The calculation agent will continue to make that determination until the earlier of (i) the final valuation date or (ii) a determination by the calculation agent that the index or a successor index is available. In that case, the calculation agent will furnish written notice to us and the holders of the securities.
If at any time the method of calculating the index or a successor index, or the value thereof, is changed in a material respect, or if the index or a successor index is in any other way modified so that, in the determination of the calculation agent, the level of the index or successor index does not fairly represent the level of the index or successor index that would have prevailed had those changes or modifications not been made, then the calculation agent will make the calculations and adjustments as may be necessary in order to determine a level comparable to the level that would have prevailed had those changes or modifications not been made. If, for example, the method of calculating the index or a successor index is modified so that the level of that index is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust the index in order to arrive at a level of the index or the successor index as if it had not been modified. In that case, the calculation agent will furnish written notice to us and the holders of the securities.
Notwithstanding these alternative arrangements, discontinuance of the publication of the index may adversely affect the value of, and trading in, the securities.
     “Reference sponsor” means HSBC Bank plc.
Events of Default and Acceleration
If the calculation agent determines that the securities have become immediately due and payable following an event of default (as defined in the prospectus) with respect to the securities, the calculation agent will determine the accelerated payment at maturity due and payable in the same general manner as described in “Determining the Redemption Amount” in this pricing supplement. In that case, the scheduled trading day preceding the date of acceleration will be used as the final valuation date for purposes of determining the accelerated index return. If a market disruption event exists on that scheduled trading day, then the accelerated final valuation date will be postponed for up to eight scheduled trading days (in the same general manner used for postponing the originally scheduled final valuation date). The accelerated maturity date will be the third business day following the accelerated final valuation date.
If the securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus.
Certain ERISA Considerations
We urge you to consult and read “Certain ERISA Considerations” in the prospectus supplement.
Supplemental Plan of Distribution
We will agree to sell to UBS Financial Services Inc. (the “Agent”), and the Agent has agreed to purchase, all of the securities at the price indicated on the cover of this pricing supplement, which will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the securities. We have agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates. We have also agreed to pay an additional amount (the “annual commission”) on the day which is three business days following each exchange date, or the maturity date, to the agent in respect of clients that continue to hold the securities through the agent at such exchange date or maturity date. The annual commission, calculated daily at a rate of 0.75% per annum, will equal 0.75%/365 multiplied by the investment amount multiplied by the index return calculated as of such date multiplied by the outstanding securities held through the agent on each applicable exchange date or on the maturity date. We have procedures in place to ensure that underwriting compensation to the agent will not exceed 8.00% of proceeds.
Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the securities in the secondary market, but is not required to do so. We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.